Exhibit 10.4

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”), dated as of October 13, 2015, is entered into by and between Vringo, Inc., a Delaware corporation (the “Company”), and David L. Cohen (the “Employee”), for purposes of amending the terms of that certain Employment Agreement dated May 7, 2013 (the “Agreement”).

WHEREAS, the Company and Employee desire to extend the expiration of the Agreement and the Company desires to increase the salary and amend the bonus and incentive compensation provision by amending certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2. The following shall replace and amend and restate in its entirety Section 1(c) of the Agreement:

“The Company hereby agrees to employ Employee and Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending December 31, 2017, unless sooner terminated in accordance with the provisions of Section 7 below (the “Employment Term”). At the end of the Employment Term this Agreement shall terminate except as otherwise provided herein.”

3. The following shall replace the first sentence of Section 3 of the Agreement:

“For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee during the term of this Agreement an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the "Base Salary") at an annual rate of three hundred twenty-five thousand dollars ($325,000).”

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4 The following shall replace the first two sentences of Section 4 of the Agreement:

“On or before March 15, 2016, the Compensation Committee shall establish a bonus plan for the Employee to be eligible to receive an annual performance bonus (the “Annual Bonus”) for fiscal year 2015 and future years, based on Employee’s achievement of individual and/or corporate goals to be determined by the Compensation Committee in consultation with the Chief Executive Officer. The amount, if any, of the Annual Bonus shall be determined by the Compensation Committee in its sole discretion based upon achievement of the goals, and shall be paid to Employee following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned. Employee must be employed by Company on the date of payment in order to be eligible for, and to be deemed as having earned, such Annual Bonus.”

5. Employee acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Employee and the Company related to this Amendment or otherwise, do not constitute a Good Reason termination (as defined in the Agreement) under the Agreement.

6. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

7. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VRINGO, INC.

By:	/s/ John Engelman
Name:	John Engelman
Title:	Chair of the Compensation Committee of the Board of Directors

/s/ David L. Cohen
David L. Cohen

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